FORM 8-K

UNITED STATE
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 14, 2009

AMERICAN HOME FOOD PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

New York	0-26112	41-1759882
(State of Jurisdiction)	(Commission File Number)	(IRS Employer ID No.)

500 West 37th Street	New York, New York	10018
(Address of Principal Executive offices)		(Zip Code)

Registrant=s telephone number, including area code 212-871-3150

Name of each exchange on
Title of each class	which registered
Common Stock $.001 par value	OTC Electronic Bulletin Board

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Election of Directors or Certain Officers.

At a board of directors meeting held on October 14, 2009, Charles A. Knott, Jr. was elected to fill one of the two vacant seats on the Registrant’s board of directors.  The board has not yet determined to which committees Mr. Knott will be appointed.

Mr. Knott has over 34 years of experience as a portfolio manager and investment strategist. He is founder, Chief Executive Officer, Chief Investment Officer, and Chairman of Knott Capital, a firm that manages about $500 million of assets. He holds the same offices at CAK Publications, Inc., a Wall Street research company that regularly issues macro-economic based commentaries as well as periodic special investment reports.

Mr. Knott is a preferred shareholder of Registrant having participated in the equity raise in August 2007 to purchase Artisanal Cheese LLC from its former owners.  More recently, Mr. Knott is among several lenders who have extended a term loan to the Registrant in further support of the Registrant’s expansion into specialty and retail markets.

The board intends to fill the remaining board vacancy prior to the filing of the Registrant’s Form 10Q for the quarter ended November 30, 2009.

Item 8.01	Other Events.

On October 16, 2009, the Registrant.announced the filing with the Commission on October 14, 2009 of its quarterly report on Form 10Q for the quarter ended August 31, 2009, as well as Mr. Knott’s election to the board.  A copy of the announcement is attached to this Form 8-K.

Item 9.01	Financial Statements And Exhibits.

(d)	Exhibits.

99	Press release dated October 16, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN HOME FOOD PRODUCTS, INC.

	By:	/s/ Daniel W. Dowe
Daniel W. Dowe
President

DATED: October 16, 2009

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